EXHIBIT 99.1
Pentair, Inc.
5500 Wayzata Boulevard, Suite 800
Golden Valley, MN 55416
763 656 5278 Tel
763 656 5402 Fax

News Release
PENTAIR NAMES MARK C. BORIN AS NEW CHIEF ACCOUNTING OFFICER
MINNEAPOLIS, Minn. — January 18, 2008 — Pentair, Inc. (NYSE: PNR) today announced that Mark C. Borin, 40, will join the company as Vice President, Corporate Controller and Chief Accounting Officer. Mr. Borin most recently served as an Audit Partner at KPMG LLP. His appointment will be effective in March.
“I am very pleased to have an accounting and audit leader of Mark’s proven capabilities and reputation as Pentair’s new chief accounting officer,” said John Stauch, chief financial officer. “His leadership and expertise will ensure that Pentair maintains its high level of reporting compliance with current and evolving financial standards and controls.”
During his 19 year career at KPMG, Mr. Borin held several progressively responsible roles, and was named Audit Partner in 2000. He holds a Bachelors degree in accounting and economics from the University of Michigan.
About Pentair, Inc.
Pentair (www.pentair.com) is a diversified operating company headquartered in Minnesota. Its Water Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Pentair’s Technical Products Group is a leader in the global enclosures market, designing and manufacturing standard, modified, and custom enclosures that house and protect sensitive electronics and electrical components. With 2006 revenues of $3.15 billion, Pentair employs approximately 15,000 people worldwide.

Pentair Contacts:
Investor Relations : Todd Gleason	Communications : Rachael Jarosh
Telephone: (763) 656-5570	Telephone: (763) 656-5280
E-mail: todd.gleason@pentair.com	E-mail: rachael.jarosh@pentair.com
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